SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 10, 2012

IF BANCORP, INC.
(Exact Name of Registrant as Specified in Charter)

Maryland	001-35226	45-1834449
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

201 East Cherry Street, Watseka, Illinois	60970
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (815) 432-2476

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)	Entry into Iroquois Federal Annual Incentive Plan.

Annual Incentive Plan.  On April 10, 2012, Iroquois Federal Savings and Loan Association (“Iroquois Federal”) finalized and entered into the Iroquois Federal Annual Incentive Plan (the “Plan”), which is retroactively effective to July 1, 2011.   The Plan provides the opportunity to earn an incentive award to employees who have been designated by the committee under the Plan (the “Committee”) as eligible to participate in the Plan and who have been approved by the Board of Directors of Iroquois Federal (the “Board”), based upon attainment of specified objectives, determined periodically by the Board, provided that Iroquois Federal achieves a minimum acceptable return to shareholders.  After achievement of the minimum acceptable return to shareholders, Iroquois Federal may contribute a percentage of Iroquois Federal’s earnings above the minimum acceptable return to an eligible participant incentive pool to be used to fund awards to participants under the Plan.  The Plan operates through annual performance periods in rolling three-year performance cycles.  During the first two years of the Plan, the Board, in its sole discretion, may provide for the payment to a participant of a portion of an award, which otherwise would have been payable at the end of the performance cycle, prior to the end of the performance cycle.  Payment of any award under the Plan is conditioned upon Iroquois Federal’s financial capacity to fund the payment.  If Iroquois Federal is not financially capable of funding the payment of an award at the time it is due, the payment may be reduced or eliminated.  The award for each participant is based on the participants’ compensation and the objectives determined by the Board.

Generally, a participant must be employed by Iroquois Federal or IF Bancorp, Inc. on the date that the amounts credited to the participant’s account are distributed to the participant.  In the year in which a participant retires, dies, becomes disabled, or has an involuntary separation from service without cause or resigns for good reason (as defined in the Plan), special vesting provisions apply and generally would permit a payment to the participant for the performance cycle that would end in that year, provided that all performance measures are attained by the participant for such performance cycle, and in the case of the participant’s retirement, the participant worked at least six months during the plan year in which he or she retires.  In the event of a change in control (as defined in the Plan) all unvested awards will become fully vested upon the change in control and will be paid in a lump sum within 30 days of the effective date of the change in control.  In the event of separation from service for cause, all vested and unvested awards will expire as of the date of the separation from service.

In the event the board of directors determines that a participant has engaged in fraud or willful misconduct that caused or contributed to the need for a material restatement of If Bancorp, Inc.’s financial results, the board of directors will review all awards previously awarded to or earned by the participant on the basis of performance during the fiscal periods materially affected by the restatement and may, to the extent permitted by law, recoup from the participant or from the participant’s incentive account any portion of awards as it deems appropriate after review of all relevant facts and circumstances.

The foregoing description of the Iroquois Federal Annual Incentive Plan is qualified in its entirety by reference to the plan attached hereto as Exhibit 10.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

The following Exhibit is attached as part of this report:

Exhibit No.	Description

10	Iroquois Federal Annual Incentive Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

IF BANCORP, INC.

DATE: April 11, 2012	By:	/s/ Alan D. Martin
Alan D. Martin
President and Chief Executive Officer